Exhibit 12



             United Air Lines, Inc. and Subsidiary Companies

            Computation of Ratio of Earnings to Fixed Charges

                                               Nine Months Ended
                                                  September 30
                                               -----------------
                                                1999       1998
                                                ----       ----
                                                 (In Millions)
Earnings:

 Earnings before income taxes                $ 1,711    $ 1,146
 Fixed charges, from below                       766        742
 Undistributed earnings of affiliates            (26)       (53)
 Interest capitalized                            (56)       (82)
                                              ------     ------
     Earnings                                $ 2,395    $ 1,753
                                              ======     ======

Fixed charges:

 Interest expense                            $   280    $   270
 Portion of rental expense representative
   of the interest factor                        486        472
                                              ------     ------
     Fixed charges                           $   766    $   742
                                              ======     ======

Ratio of earnings to fixed charges              3.13       2.36
                                              ======     ======
